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April 10, 2001

BY FACSIMILE - (941) 925-7989
-----------------------------

Mr. Paul K. Suijk
Senior Vice President/CFO
Comdial Corporation
1180 Seminole Trail
Charlottesville, Virginia  22901-2829

Dear Paul:

Bank of America has approved the following:

1.   The sale of certain assets to King Technologies, Inc. for $1.4MM cash.

2. Authority for Comdial to keep the proceeds of the King Technologies sale for working capital purposes.

3. Eliminate the scheduled step-down in the line of credit from $16.5MM to $15MM scheduled to occur on 3/31/01.

4. Permit Comdial over-advance authority on its line of credit of up to $3MM through 9/30/01, then reducing to $2.5MM through 10/31/01, reducing again to $500M through 11/30/01, and finally reducing to zero by 12/31/01.

5. Change the $2.5MM scheduled quarterly principal reduction due 9/30/01 to the amount necessary to pay down the term loan to a balance of $5MM.

6. Waive the expected violation of the Funded Debt to Total Capital Ratio as of 12/31/00. Beginning with the quarter ended 3/31/01, modify the calculation of this ratio to add back the deferred tax asset reserve amount for purposes of calculating total capital.

7. Waive the expected violation of the Minimum EBITDA covenant for Q1 2001 and modify the existing covenant as follows:

                                                     Minimum EBITDA to
          For the period      Minimum EBITDA   And    Budgeted EBITDA
          --------------      --------------          ---------------
          4/1/01 - 6/30/01         $1.9MM                   75%
          4/1/01 - 9/30/01           $6MM                   75%
          4/1/01 - 12/31/01        $9.7MM                   75%
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Mr. Paul K. Suijk
April 10, 2001
Page 2

As consideration for approval of these requests:

1. The loan agreement will be further modified to limit capital expenditures to no more than $300M/quarter and $1.2MM for the full year of 2001.

2. Comdial will provide access and cooperation to a bank-commissioned consultant engaged for the purpose of assessing the company's business model, management, systems and records. The cost of this consultant's services will be paid for by Comdial. Comdial's obligation to pay for these services will be capped at $75M.

3. The pricing of the term loan and revolver will be increased effective 3/31/01 from LIBOR + 3% to Prime + 3%. The default rate will be changed to Prime + 6%.

4. The maturity of the line of credit will be changed to 3/31/02 from 12/31/01, so as to mature concurrently with the term loan. The $5MM balance on the term loan will be due as follows:

                  $2.5MM due on 12/20/01
                  $2.5MM due on 3/31/02

5. Comdial will pay a $50M restructuring fee to the bank. The fee will be earned at the time of the closing of the restructure, but will be due and payable on 12/20/01. If Comdial has not paid off its obligations to the bank in full by 12/31/01, an additional fee of 1% of the outstanding obligations as of 12/31/01 will be due at that time.

6.   All other terms and conditions of the 11/00 restructure will remain intact.

Sincerely,



Robert E. Clinage, II
Vice President

cc:      Nick Branica (Via Telecopy)